Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Pre-Effective Amendment No. 1 to this Registration Statement on Form S-3 and related Prospectus of New General Biofuels Holdings, Inc., and to the incorporation by reference therein of our report dated March 31, 2008, with respect to the consolidated financial statements of New Generation Biofuels Holdings, Inc. included in its Annual Report on Form 10-K  for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Imowitz Koenig & C., LLP

New York, New York
January 14, 2009